Exhibit 16.1

                    [LETTERHEAD OF URBACH KAHN & WERLIN LLP]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Urbach Kahn & Werlin LLP was previously the independent auditor for General Bearing Corporation, and reported on the financial statementsof the Company for the fiscal years ended January 3, 2004 and December 28, 2002. On or about June 1, 2004, the partners of Urbach Kahn & Werlin LLP joined a new limited liability partnership UHY LLP. On October 4, 2004, Urbach Kahn & Werlin LLP notified the Company that the client-auditor relationship between General Bearing Corporation and Urbach Kahn & Werlin LLP has ceased. We have read the Company's statements included under Item 4 of its Form 8-K, dated October 5, 2004, and we agree with such statements.


/s/ Urbach Kahn & Werlin LLP
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New York, New York
October 5, 2004